Exhibit 99.1

NewAmsterdam Pharma Announces Late-Breaking Data from BROADWAY and TANDEM Pivotal Studies Published in Leading Medical Journals and Presented at the European Atherosclerosis Society (EAS) Congress 2025

– Late Breaking BROADWAY and TANDEM data presented at EAS 2025 and simultaneously published in The New England Journal of Medicine (BROADWAY) and The Lancet (TANDEM) –

– Phase 3 data showed that obicetrapib as an adjunct to statins, whether in combination with ezetimibe or as monotherapy, reduced LDL-C by 50% and 35%, respectively; in addition, Phase 2 data of obicetrapib in combination with moderate-dose statins showed

LDL-C reductions of approximately 70% –

– 21% observed reduction in major adverse cardiovascular events (HR=0.79, CI 0.54-1.15) in BROADWAY trial –

– Pooled Phase 3 data showed Lp(a) reductions of 45% across BROADWAY, TANDEM, and BROOKLYN trials for patients with increased risk levels of Lp(a) from 50-150 nmol/L at baseline –

Naarden, the Netherlands and Miami, USA; May 7, 2025 – NewAmsterdam Pharma Company N.V. (Nasdaq: NAMS or “NewAmsterdam,” “we,” or the “Company”), a late-stage, clinical biopharmaceutical company developing oral, non-statin medicines for patients at risk of cardiovascular disease (“CVD”) with elevated low-density lipoprotein cholesterol (“LDL-C”), for whom existing therapies are not sufficiently effective or well-tolerated, today announced additional data from the BROADWAY and TANDEM pivotal Phase 3 studies were presented as late-breaking oral presentations at the European Atherosclerosis Society Congress (“EAS”) 2025 and simultaneously published in The New England Journal of Medicine (BROADWAY) and The Lancet (TANDEM).

“We are proud to share what we believe to be compelling clinical data from two comprehensive clinical trials conducted in the CVD space, now published in leading peer-reviewed journals and as late-breaking presentations at EAS 2025,” said Michael Davidson, M.D., Chief Executive Officer of NewAmsterdam Pharma. “We believe the additional data presented today further supports obicetrapib as a meaningful advancement in the development of an oral medication to be used adjunctively to statins. These results will support global regulatory filings and reinforce our belief that obicetrapib has the potential to be an effective, once-daily, oral treatment that significantly reduces LDL-C.”

Key previously-reported findings from the BROADWAY clinical trial evaluating obicetrapib in patients with atherosclerotic cardiovascular disease (“ASCVD”) and/or heterozygous familial hypercholesterolemia (“HeFH”):

•	Achieved primary endpoint showing a 33% (p<0.0001) reduction compared to placebo in LDL-C on top of maximally tolerated lipid modifying therapies at day 84.

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In an exploratory safety analysis we observed a 21% relative reduction in the exploratory endpoint of major adverse cardiovascular events (“MACE”) (HR=0.79, CI 0.54-1.15), including coronary heart disease death, non-fatal myocardial infarction, non-fatal stroke, and coronary revascularization.

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Observed improvements across key biomarkers, including high-density lipoprotein cholesterol (“HDL-C”), non-HDL-C, lipoprotein(a) (“Lp(a)”), apolipoprotein B (“ApoB”), and Apolipoprotein A1 (“ApoA1”), were consistent with prior clinical trials.

•	Obicetrapib was observed to be well-tolerated, with a safety profile that was comparable to placebo, consistent with all clinical trials conducted to date.

“Despite broad availability of lipid-lowering medications, many patients are unable to reach their LDL-C goals, and CVD-related mortality rates continue to rise,” said Stephen Nicholls, M.B.B.S., Ph.D., Director of the Monash Victorian Heart Institute and Professor of Cardiology at Monash University. “The additional data presented today further supports the potential of obicetrapib.”

Key previously-reported findings from the TANDEM clinical trial evaluating the fixed-dose combination (“FDC”) of obicetrapib 10 mg and ezetimibe 10 mg in patients with ASCVD or ASCVD risk factors and/or HeFH:

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Obicetrapib and ezetimibe FDC achieved all co-primary endpoints of reduction in LDL-C on top of maximally tolerated lipid-modifying therapies compared to each of placebo, ezetimibe 10 mg, and obicetrapib 10 mg monotherapy at day 84 with statistically significant LDL-C reduction of 48.6% (p<0.001) observed with the FDC versus placebo.

•	Obicetrapib and ezetimibe FDC observed to lower LDL-C by greater than 50% in over 60% of patients at day 84, with more than 70% of patients achieving LDL-C levels below 55 mg/dL.

•	Obicetrapib and ezetimibe FDC was observed to be well tolerated, with safety results comparable to placebo.

“The TANDEM data presented today are highly encouraging and this new drug in combination with ezetimibe delivered a roughly 50% LDL-C reduction and improvements across other lipid parameters,” said Ashish Sarraju, M.D., the study’s lead author and preventive cardiologist at Cleveland Clinic. “Simple and effective oral therapies like this are needed alongside maximally tolerated statins in the current CVD treatment paradigm.”

In addition, today the Company announced the pooled Lp(a) data across BROADWAY, BROOKLYN, and TANDEM. As part of the analysis, the Company assessed changes in Lp(a) in patients with baseline levels ranging from 50-150 nmol/L. In this pooled population, obicetrapib was observed to produce a median placebo-adjusted reduction of 45% in Lp(a) after 12 weeks.

“This data is meaningful as approximately 50% of patients with ASCVD have Lp(a) greater than 50 nmol/L that is likely to promote residual risk. Importantly, 60-75% of those with Lp(a) levels above 50 nmol/L are below 150 nmol/L,” said John Kastelein, M.D., Ph.D., FESC, Chief Scientific Officer of NewAmsterdam. “Understanding residual risk is important for the overall treatment of ASCVD. Obicetrapib has shown clinically relevant reductions across multiple biomarkers of risk, including Lp(a) and LDL particles, and we believe obicetrapib could help change the definition of what an effective cardiometabolic therapy provides for patients.”

Additional data presented at EAS 2025 further highlights obicetrapib’s potential as a foundational therapy in CVD management, and included the following:

•	Obicetrapib, in a phase 2 trial, combined with moderate intensity statins, atorvastatin 20 mg or rosuvastatin 10 mg, observed to lower LDL-C by 69% and 64%, respectively, compared to placebo.

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Obicetrapib, in a phase 2 trial, observed to significantly increase antioxidant levels in HDL and generally decrease levels of oxidized LDL particles antioxidant levels in non-HDL, in humans, supporting the well-established evidence that HDL protects against LDL oxidation.

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Observed synergy in obicetrapib plus ezetimibe in the prevention of plaque formation in a relevant pre-clinical model with a more than a 20% greater effect observed from the combination of obicetrapib and ezetimibe than if obicetrapib and ezetimibe were used independently (-98% vs -78%, respectively).

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Mendelian randomization study and meta-analysis showed that the HDL increase conferred by CETP-inhibition did not have any negative safety effects, with hazard ratio point estimates below 1 for all-cause and CVD mortality.

About Obicetrapib

Obicetrapib is a novel, oral, low-dose CETP inhibitor that NewAmsterdam is developing to overcome the limitations of current LDL-lowering treatments. In each of the Company’s Phase 2 trials, ROSE2, TULIP, ROSE, and OCEAN, as well as the Company’s Phase 3 BROOKLYN, BROADWAY and TANDEM trials, evaluating obicetrapib as monotherapy or combination therapy, the Company observed statistically significant LDL-lowering combined with a side effect profile similar to that of placebo. The Company commenced the Phase 3 PREVAIL cardiovascular outcomes trial in March 2022, which is designed to assess the potential of obicetrapib to reduce occurrences of MACE. The Company completed enrollment of PREVAIL in April 2024 and randomized over 9,500 patients. Commercialization rights of obicetrapib in Europe, either as a monotherapy or as part of a fixed-dose combination with ezetimibe, have been exclusively granted to the Menarini Group, an Italy-based, leading international pharmaceutical and diagnostics company.

About Cardiovascular Disease

Cardiovascular disease remains the leading cause of death globally, despite the availability of lipid-lowering therapies (LLTs). By 2050 more than 184 million U.S. adults are expected to be affected by CVD and hypertension, including 27 million with coronary heart disease and 19 million with stroke. In the United States from 2019 through 2022, CVD age-adjusted mortality rates increased by 9%, reversing the trend observed since 2010 and undoing nearly a decade of progress. Despite the availability of high-intensity statins and non-statin LLTs, LDL-C target level attainment remains low, contributing to residual cardiovascular risk, and underscoring a significant clinical need for improved therapeutic regimens. Even with 269 million LLT prescriptions written over the last 12 months, 30 million under-treated US adults are not at their risk-based LDL-C goal, of which 13 million have ASCVD. Less than 1 in 4 patients with ASCVD achieve an LDL-C goal of less than 70 mg/dL and only 10% of very high risk ASCVD patients achieve the goal below 55 mg/dL. In addition to the 30 million under-treated U.S. adults, there are 10 million patients diagnosed with elevated LDL-C who are not taking any LLTs including statins. Beyond LDL-C, additional factors are at play, such as lifestyle choices, tobacco use, and obesity, as well as inflammation, thrombosis, triglyceride levels, elevated Lp(a) levels, and type 2 diabetes.

About NewAmsterdam

NewAmsterdam Pharma (Nasdaq: NAMS) is a late-stage, clinical biopharmaceutical company whose mission is to improve patient care in populations with metabolic diseases where currently approved therapies have not been adequate or well tolerated. We seek to fill a significant unmet need for a safe, well-tolerated and convenient LDL-lowering therapy. In multiple Phase 3 trials, NewAmsterdam is investigating obicetrapib, an oral, low-dose and once-daily CETP inhibitor, alone or as a fixed-dose combination with ezetimibe, as LDL-C lowering therapies to be used as an adjunct to statin therapy for patients at risk of CVD with elevated LDL-C, for whom existing therapies are not sufficiently effective or well tolerated.

Forward-Looking Statements

Certain statements included in this document that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the Company’s business and strategic plans, the Company’s commercial opportunity, the therapeutic and curative potential of the Company’s product candidate, the Company’s clinical trials and the timing for enrolling patients, the timing and forums for announcing data, the achievement and timing of regulatory approvals, and plans for commercialization. These statements are based on various assumptions, whether or not identified in this document, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; risks related to the approval of the Company’s product candidate and the timing of expected regulatory and business milestones, including potential commercialization; whether topline, initial or preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, or whether projections regarding clinical outcomes will reflect actual results in future clinical trials or clinical use of our product candidate, if approved; ability to negotiate definitive contractual arrangements with potential customers; the impact of competitive product candidates; ability to obtain sufficient supply of materials; global economic and political conditions, including the Russia-Ukraine and Israel-Hamas conflicts; the effects of competition on the Company’s future business; and those factors described in the Company’s public filings with the Securities and Exchange Commission. Additional risks related to the Company’s business include, but are not limited to: uncertainty regarding outcomes of the Company’s ongoing clinical trials, particularly as they relate to regulatory review and potential approval for its product candidate; risks associated with the Company’s efforts to commercialize a product candidate; the Company’s ability to negotiate and enter into definitive agreements on favorable terms, if at all; the impact of competing product candidates on the Company’s business; intellectual property related claims; the Company’s ability to attract and retain qualified personnel; and ability to continue to source the raw materials for the Company’s product candidate. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans, or forecasts of future events and views as of the date of this document and are qualified in their entirety by reference to the cautionary statements herein. The Company anticipates that subsequent events and developments may cause the Company’s assessments to change. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Neither the Company nor any of its affiliates undertakes any obligation to update these forward-looking statements, except as may be required by law.

Company Contact

Matthew Philippe

P: 1-917-882-7512

matthew.philippe@newamsterdampharma.com

Media Contact

Spectrum Science on behalf of NewAmsterdam

Jaryd Leady

P: 1-856-803-7855

jleady@spectrumscience.com

Investor Contact

Precision AQ on behalf of NewAmsterdam

Austin Murtagh

P: 1-212-698-8696

austin.murtagh@precisionaq.com